Amendment No. 2

BE IT RESOLVED, that the first sentence of Section 7 of the Company's 1994 Stock Plan for Non-Employee Directors be and hereby is deleted and restated in its entirety as follows:

"Whenever believed appropriate by a majority of the members of the Company's Board of Directors who are not eligible for grants pursuant to this Plan, a Director may be granted an Option to purchase such number of Common Stock as such majority shall believe appropriate; provided, however, that the number of shares covered by such grant (and all other grants previously made) shall not exceed the number of shares reserved pursuant to Section 6 above."

AND FURTHER RESOLVED, that this Amendment shall be effective immediately upon receipt of approval of Stockholders of the Company (in accordance with the requirements of applicable law and the Company's By-Laws) at the Special Meeting of Stockholders or any adjournment or postponement thereof.